AMERIANA NEWS RELEASE

Ameriana Bancorp
2118 Bundy Avenue
P.O. Box H
New Castle, Indiana
47362-1048
765-529-2230/1-800-487-2118

                   Contact: Harry J. Bailey
                            President and Chief Executive Officer
                            (765) 529-2230

  AMERIANA TO REPURCHASE UP TO 300,000 OF ITS OUTSTANDING SHARES

NEW CASTLE, Indiana (June 26, 1997) - Ameriana Bancorp (The Nasdaq Stock Market: ASBI) today announced that the Company's Board of Directors has approved a new stock buy back program which authorizes the repurchase of up to 300,000 shares of the Company's outstanding common stock. This repurchase program will depend on market conditions and, accordingly, there is no guaranty as to the exact number of shares to be repurchased by the Company. Currently Ameriana has approximately 3.3 million average shares outstanding.

     Harry J. Bailey, President and Chief Executive Officer of Ameriana Bancorp, stated that the Board of Directors has authorized the expenditure of up to $5.0 million for the repurchase program, which will expire in June 1998. Bailey explained that the Board of Directors considers Ameriana's common stock to be an attractive investment at this time. Share repurchases generally would be effected through open market purchases, he said, although unsolicited negotiated transactions may occur.

     Under the Board's previous buy back authorization, which expires this month, Ameriana has repurchased 127,966 shares. The total cost of those shares was approximately $1.9 million.

     At March 31, 1997, Ameriana Bancorp reported total assets of
$402.2 million and shareholders' equity of $43.6 million, or 10.9% of total assets.

     Ameriana Bancorp, through its wholly owned subsidiaries, Ameriana Bank, a federal savings bank, and Deer Park Federal Savings and Loan Association, offers an extensive line of banking services through branches in central Indiana and in the greater Cincinnati, Ohio area. Ameriana Bancorp also offers title insurance through Indiana Title Insurance Company. In addition to its banking services, Ameriana Bank, through Ameriana Financial Services, Inc., has an interest in a life insurance company, owns Ameriana Insurance Agency - a full-service insurance agency, and provides a full line of investments and securities products in its brokerage centers.